Power of Attorney

Know all by these presents, that the undersigned hereby constitutes and appoints each of Angela L. Pino, Valerie Selinger, Donna Briggs, or any of them signing singly, to serve as my true and lawful attorney-in-fact to:

(1) execute for and on behalf of me, in my capacity as a Director and/or an Officer of TXNM Energy, Inc. ("Company"), any and all Form ID or Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") and the associated rules;

(2) do and perform for me all acts which may be necessary or desirable to complete and execute any such Form ID or Forms 3, 4, and 5, complete and execute any amendments, and timely file the forms with the United States Securities and Exchange Commission (the "Commission") and the New York Stock Exchange, or similar authority;

(3) act as an account administrator for the undersigned's account with the Commission's Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR"), including (i) appointing, removing, and replacing account administrators, technical administrators, account users, and delegated entities; (ii) maintaining the undersigned's EDGAR account, including modification of access codes; (iii) maintaining, modifying, and certifying the accuracy of information on the undersigned's EDGAR account dashboard; and (iv) taking any other actions contemplated by Rule 10 of Regulation S-T;

(4) cause the Company to accept a delegation of authority from any of the undersigned's EDGAR account administrators and, pursuant to that delegation, authorize the Company's EDGAR account administrators to appoint, remove, or replace users for the undersigned's EDGAR account; or

(5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the Company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the Company.

Monique Jacobson

Dated: 5-22-25

4906-7373-0117

ACKNOWLEDGMENT

State of New Mexico)
) ss.
County of Bernalillo)

The foregoing instrument was acknowledged before me on May 22, 2025, by Monique Jacobson

STATE OF NEW MEXICO
NOTARY PUBLIC
VICTORIA J QUINTANA
COMMISSION NUMBER: 1096321
EXPIRATION DATE: AUGUST 19, 2026
Notary Public

Notary Public
My Commission Expires: 8/19, 2026